UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2011
HOMELAND SECURITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 North Glebe Road, Suite 550 Arlington, VA	22201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 528-7073
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On May 27, 2011, Homeland Security Capital Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Timios Acquisition Corp. (“Timios Acquisition”), a wholly-owned subsidiary of the Company, Dal Group, LLC (“Seller”) and Timios, Inc. (“Timios”), a wholly-owned subsidiary of Seller, pursuant to which Timios Acquisition agreed to purchase from Seller 100% of the issued and outstanding capital stock of Timios (the “Shares”). Timios and its subsidiaries are engaged in the business of providing settlement services and asset valuation, including title insurance and escrow services.
In consideration for the Shares, the aggregate purchase price will consist of: (a) $1,150,000 in cash, subject to working capital adjustment to be determined within 60 days following the Closing as set forth in the Purchase Agreement, and (b) an aggregate of up to an additional $1,350,000 in contingent payments, if any, subject to the achievement of specified net revenue measurement metrics, as set forth in the Purchase Agreement.
The Purchase Agreement and the transactions contemplated thereby are expected to close upon the satisfaction of customary closing conditions set forth in the Purchase Agreement (the “Closing”). The Closing is subject to, among other things: (i) the approval of Seller’s and Timios’s change in control by certain governmental authorities, and (ii) the entry into an asset purchase agreement by and among the Company or its affiliates, Seller and Default Servicing, LLC, a wholly-owned subsidiary of Seller (“Default”), pursuant to which the Company or its affiliates shall purchase substantially all of the assets of Default.
The Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions made by each party.
Simultaneously with the execution and delivery of the Purchase Agreement, Messrs. Trevor Stoffer, Raymond Davison, and Leonard Splane, have entered into employment agreements with Timios, which agreements will become effective upon the Closing.
The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Seller or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated May 27, 2011, by and among Homeland Security Capital Corporation, Timios Acquisition Corp., Timios, Inc. and Dal Group, LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOMELAND SECURITY CAPTIAL CORPORATION
By:	/s/ C. Thomas McMillen
	Name:	C. Thomas McMillen
	Title:	Chief Executive Officer
Date: May 31, 2011